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                                                                   EX-99.(j)(A)

           Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Funds Trust:
The Board of Trustees of Wells Fargo Master Trust:

We consent to the use of our reports for the California Tax-Free Money Market Fund, Cash Investment Money Market Fund, Government Money Market Fund, Heritage Money Market Fund, Minnesota Money Market Fund, Money Market Fund, Municipal Money Market Fund, National Tax-Free Money Market Fund, Prime Investment Money Market Fund, Treasury Plus Money Market Fund, 100% Treasury Money Market Fund, Overland Express Sweep Fund, Money Market Trust, California Tax-Free Money Market Trust, National Tax-Free Money Market Trust, Life Stage - Aggressive Portfolio, Life Stage - Conservative Portfolio, Life Stage - Moderate Portfolio, Dow Jones Target Today Fund, Dow Jones Target 2010 Fund, Dow Jones Target 2015 Fund, Dow Jones Target 2020 Fund, Dow Jones Target 2025 Fund, Dow Jones Target 2030 Fund, Dow Jones Target 2035 Fund, Dow Jones Target 2040 Fund, Dow Jones Target 2045, and Dow Jones Target 2050, a total of twenty-eight funds of Wells Fargo Funds Trust, dated April 25, 2008, incorporated herein by reference, and to the references to our firm under the heading "Independent Registered Public Accounting Firm" in the statements of additional information.

We also consent to the use of our reports for the Diversified Stock Portfolio, Diversified Fixed Income Portfolio, and Money Market Portfolio, three portfolios of Wells Fargo Master Trust, dated April 25, 2008, incorporated herein by reference.

/s/ KPMG LLP

Philadelphia, Pennsylvania
June 30, 2008